EXHIBIT 21.1

SUBSIDIARIES OF YOGAWORKS, INC.

Whole Body, Inc. (Delaware)

Yoga Works, Inc. (California)

Nor Cal Whole Body, LLC (Delaware)

Center for Yoga Inc. (California)

Be Yoga LLC (New York)